Exhibit 99.2

Norcraft Holdings, L.P. Increases Tender Cap and Extends Early Tender Time and Offer

Expiration Time for its Tender Offer for 9.75% Senior Discount Notes due 2012

December 2, 2009 – Eagan, Minnesota – Norcraft Holdings, L.P. (the “Company”) announced today that it is increasing the amount for which its previously announced tender offer (the “Offer”) for its and Norcraft Capital Corp.’s 9.75% Senior Discount Notes Due 2012 (the “Notes”) applies, from an initial tender cap of up to $35,000,000 to a new tender cap of up to $64,300,000 aggregate principal amount (as modified, the “Tender Cap”) of Notes. In addition, Holdings has announced the extension of the early tender deadline (the “Early Tender Time”) and the offer expiration date (the “Offer Expiration Time). The Company is extending (i) the Early Tender Time from 5:00 p.m., New York City time, on December 1, 2009, to midnight, New York City Time, on December 16, 2009 (the “New Expiration Time”) and (ii) the Offer Expiration Time from midnight, New York City time, on December 15, 2009, to the New Expiration Time. Except for the increase in the Tender Cap and the extensions of the Early Tender Time and the Offer Expiration Time, all other terms and conditions of the Offer remain unchanged. Notes tendered in the Offer may not be withdrawn.

As of 5:00 p.m., New York City time, on December 1, 2009, the aggregate principal amount of the Notes tendered was $116,000,000, or approximately 98.3% of the outstanding principal amount of the Notes. Holders of Notes that validly tender their Notes prior to the New Expiration Time will be eligible to receive the early tender premium of $10.00 per $1,000 principal amount of Notes tendered and the tender offer consideration of $1,013.38 per $1,000 principal amount of Notes tendered. Holders that validly tender their Notes, and whose Notes are accepted for purchase by the Company, will also receive accrued and unpaid interest from the last interest payment date for the Notes to, but not including, the payment date for the Notes.

The Company may increase or modify the Tender Cap (in which case, the term “Tender Cap” will mean such amount as so increased) subject to applicable law, without extending withdrawal rights to Holders. Subject to the terms and conditions of the Offer, the Company will purchase an amount of Notes up to the Tender Cap on a pro rata basis. The Company will round the principal amount of the prorated Notes to be accepted down to the nearest $1,000. In the event tendered Notes are not purchased due to proration or otherwise, they will be promptly returned or credited to the Holder’s account.

The Offer is conditioned on the satisfaction of certain conditions, including, among other things, the successful consummation of a proposed private placement of senior secured notes by certain of the Company’s subsidiaries with the Company receiving net proceeds therefrom, together with cash on hand, in an aggregate amount sufficient to fund the Company’s obligation to pay the applicable consideration to consummate the tender offers.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of the Company or any of its subsidiaries. The offers to purchase the securities are only being made pursuant to the offer documents, including the Offer to Purchase and Consent Solicitation Statement dated November 17, 2009 (which more fully sets forth the terms and conditions of the cash tender offer to purchase Notes up to the Tender Cap), that the Company has distributed to holders of securities. The proposed private placement of senior secured notes by certain of the Company’s subsidiaries will solely be made pursuant to a confidential offering memorandum. No offers are being made herein to holders of securities in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

UBS Investment Bank is the Dealer Manager for the tender offer and consent solicitation. Global Bondholder Services Corporation is acting as the Information Agent and as the Depositary. Persons with questions regarding the offer should contact the Dealer Manager, toll-free at (888) 719-4210 or collect at (203) 719-4210. Requests for documentation relating to the tender offer and consent solicitation may be directed to the Information Agent, toll-free at (866) 873-7700.

Media Contact:

Norcraft Holdings, L.P.

Leigh E. Ginter, 651-234-3315

Chief Financial Officer

leigh.ginter@norcraftcompanies.com